Exhibit (j)(1)

[DECHERT LLP LETTERHEAD]

February 22, 2011

ING Mayflower Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re: ING Mayflower Trust

(File Nos. 033-67852 and 811-07978)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 75 to the Registration Statement of ING Mayflower Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP